The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities became effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 6, 2016

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207829

PROSPECTUS SUPPLEMENT
(To the Prospectus dated December 11, 2015)

 Shares

AXOGEN, INC.

Common Stock

We are offering           shares of our common stock, par value $0.01 per share, at a public offering price of $           per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock currently trades on the NASDAQ Capital Market under the symbol “AXGN.” On October 5, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $8.45 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” in this prospectus supplement for a description of compensation payable to the underwriters.

Certain of our directors and executive officers have indicated an interest to purchase an aggregate of up to approximately $450,000 in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, such directors and executive officers may determine to increase or reduce the amount of their respective indications of interest, or otherwise elect not to purchase any shares. It is also possible that the number of shares, if any, allocated to such directors and executive officers in the offering may be smaller than the amount of their respective indications of interest. Any allocation of shares in the offering to such directors and executive officers will be made at our direction. The underwriters will receive the same underwriting discount on any shares purchased by such directors and executive officers as they will on any other shares sold to the public in this offering.

We have granted to the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to            additional shares of common stock   If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $           and the total proceeds to us, before expenses, will be $          .

Investing in our securities involves a high degree of risk. You should carefully review and consider the risks and uncertainties described under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about                     , 2016.

JMP Securities

Dougherty & Company

The date of this prospectus supplement is                          , 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated December 11, 2015, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references in this prospectus supplement and the accompanying prospectus to “AxoGen,” the “Company,” “we,” “us,” “our,” or similar references refer to AxoGen, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all the information that you should consider before investing in our common stock. Before making an investment decision, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the financial statements and related notes and the other information incorporated by reference herein.

Our Company

We are a global leader in innovative surgical solutions for peripheral nerve injuries. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of muscle function and/or feeling.

Nerves can be damaged in a number of ways. When a nerve is cut due to a traumatic injury or surgery, functionality of the nerve may be compromised, causing the nerve to no longer carry the signals to and from the brain to the muscles and skin. This type of injury generally requires a surgical repair. The traditional gold standard has been to either suture the nerve ends together directly without tension or to bridge the gap between the nerve ends with a less important nerve surgically removed from elsewhere in the patient’s own body referred to as nerve autograft. In addition, compression on a nerve or blunt force trauma can cause nerve injuries that alter the signal conduction of the nerve and may require surgical intervention.

In order to improve the options available for the surgical repair and regeneration of peripheral nerves, AxoGen has developed and licensed regenerative medicine technologies. Our portfolio of products includes Avance® Nerve Graft, an off-the-shelf processed human nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments. Along with these core surgical products, AxoGen also offers AxoTouchTM Two-Point Discriminator and AcroValTM Neurosensory & Motor Testing System. These evaluation and measurement tools assist healthcare professionals in detecting changes in sensation, assessing return of sensory, grip and pinch function, evaluating effective treatment interventions, and providing feedback to patients on nerve function. The AxoGen portfolio of products is available in the United States, Canada, the United Kingdom and several European and international countries.AxoGen’s products are used by surgeons during surgical interventions to repair a wide variety of nerve injuries throughout the body. These injuries range from a simple laceration of a finger to a complex brachial plexus injury (an injury to the network of nerves that originate in the neck) as well as nerve injuries caused by dental and other surgical procedures. Avance® Nerve Graft provides surgeons an implant with the micro-architecture of a human nerve. This structure is essential and allows for bridging nerve gaps or discontinuities up to 70mm in length. Additionally, Avance® Nerve Graft has product and sales synergies with AxoGuard® Nerve Protector and AxoGuard® Nerve Connector. AxoGuard® products provide the unique features of pliability, suturability, and translucence for visualization of the underlying nerve, while also allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the outermost layer of the nerve (nerve epineurium).

We have reported a net loss of approximately $13.4 million and $17.7 million for the years ended December 31, 2015 and 2014, respectively, and a net loss of approximately $6.5 million and $6.8 million for the six months ended June 30, 2016 and 2015, respectively.

Corporate Information

We were incorporated under the laws of Minnesota in 1977. Our principal executive offices are located at 13631 Progress Boulevard, Suite 400, Alachua, Florida 32615 and our telephone number is (386) 462-6800. Our website address is www.axogeninc.com.We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

Recent Developments

We have been evaluating our ability to reduce our capital costs by refinancing our current loan under the Term Loan Agreement (the “Term Loan Agreement”), dated November 12, 2014, by and among the Company, AxoGen Corporation, as guarantor, the lenders party thereto and Three Peaks Capital S.a.r.l. (“Three Peaks”), an indirect wholly-owned subsidiary of Oberland Capital Healthcare Master Fund LP, as administrative and collateral agent for the lenders.   As a result of this effort, we have had entered into a nonbinding term sheet pursuant to which a certain new lender would provide capital to refinance the Three Peaks debt facility (the “Proposed Debt Financing”).  Prepayment premiums and customary fees and expenses in connection with such refinancing would be paid from our existing cash. The commitment to provide the Proposed Debt Financing is subject to certain conditions, including the negotiation of definitive documentation and other customary closing conditions. We expect the Proposed Debt Financing to close in the fourth quarter of 2016; however, there can be no assurance that such closing will occur or that we will be able to refinance the Three Peaks debt facility on favorable terms, or at all, in the future.

In addition, we are in the process of finalizing our results for the quarter ended .  Based on currently available information, we estimate that for the quarter ended September 30, 2016 revenues will be at least $11.1 million. This unaudited preliminary financial information for the quarter ended September 30, 2016 is based upon our estimates and is subject to the completion of our financial closing procedures. Moreover, this data has been prepared solely on the basis of currently available information by, and is the responsibility of, management.  This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the closing procedures for the quarter are completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

THE OFFERING

Common stock offered by us	shares of common stock

Common stock outstanding immediately after this offering	shares of common stock

Option to purchase additional shares from us	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to additional shares of common stock.

Use of Proceeds

We expect to receive net proceeds from this offering of approximately $            million (or approximately $            million if the underwriters exercise their option to purchase additional shares from us in full) after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general working capital purposes and expanded development of nerve repair markets and products. Our management will retain broad discretion over the allocation of the net proceeds from the sale of the common stock. See “Use of Proceeds” on page S-24 for more information.

Risk Factors

Before purchasing shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

NASDAQ Capital Market Symbol	AXGN

The number of shares of our common stock outstanding after this offering is based on 30,128,099 shares of common stock outstanding as of June 30, 2016 and excludes:

•	44,843 shares of common stock issuable upon the exercise of a warrant outstanding as of June 30, 2016 at an exercise price of $2.23 per share;

•	3,571,509 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2016 at a weighted average exercise price of $3.69 per share; and

•	1,319,915 shares of common stock available for future issuance as of June 30, 2016 under our AxoGen 2010 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants described above and assumes no exercise by the underwriters of their option to purchase additional shares.

Certain of our directors and executive officers have indicated an interest to purchase an aggregate of up to approximately $450,000 in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, such directors and executive officers may determine to increase or reduce the amount of their respective indications of interest, or otherwise elect not to purchase any shares. It is also possible that the number of shares, if any, allocated to such directors and executive officers in the offering may be smaller than the amount of their respective indications of interest. Any allocation of shares in the offering to such directors and executive officers will be made at our direction. The underwriters will receive the same underwriting discount on any shares purchased by such directors and executive officers as they will on any other shares sold to the public in this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below, in conjunction with this entire prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement, including, but not limited to, the risks and uncertainties described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015. If any of these risks were to occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Company

AxoGen has not experienced positive cash flow from its operations, and the ability to achieve positive cash flow from operations will depend on increasing sales of its products, which may not be achievable.

AxoGen has historically operated with negative cash flow from its operations. As of June 30, 2016, AxoGen had an accumulated deficit of approximately $110 million. If AxoGen product sales do not increase as anticipated, then it will continue to experience negative cash flows and adverse operating conditions. AxoGen’s continuing capital needs and other factors could cause the Company to raise additional funds through public or private equity offerings, debt financings or from other sources. The sale of additional equity, such as through this offering, may result in dilution to AxoGen’s shareholders. There is no assurance that AxoGen will be able to secure funding on terms acceptable to it, or at all.

AxoGen’s revenue growth depends on its ability to expand its sales force, increase sales to existing customers and develop new customers, and there can be no assurance that these efforts will result in significant increase in sales.

AxoGen is in the process of investing in its sales channels composed of a combination of its direct sales force and independent distributors to allow it to increase sales to existing customers and reach new customers. There can be no assurance that these efforts will be successful in expanding AxoGen’s product sales. AxoGen currently sells products directly through its employees and indirectly through distributor relationships. AxoGen is engaged in a major initiative to build and further expand sales and marketing capabilities. The incurrence of these expenses impacts AxoGen’s operating results, and there can be no assurance of their effectiveness. If AxoGen is unable to develop its sales force, increase sales to existing customers and attract new customers, it may not be able to grow revenue or maintain its current level of revenue generation.

AxoGen’s revenue depends primarily on three products.

Substantially all of AxoGen’s revenue is currently derived from only three products, the Avance® Nerve Graft, AxoGuard® Nerve Protector and AxoGuard® Nerve Connector, for the treatment of peripheral nerve damage. Its ability to generate revenue is dependent on the success of these products. Accordingly, any disruption in AxoGen’s ability to generate revenue from the sale of these products will have a material adverse impact on its business, results of operations, financial condition and growth prospects.

The AxoGuard® products are only available through an exclusive distribution agreement with Cook Biotech Incorporated, West Lafayette, Indiana (“Cook Biotech”). The agreement runs through August 27, 2022. However, there are conditions for continuation of the agreement, including payment terms and minimum purchase requirements, that if breached could result in an earlier termination of the agreement; except that through mutual agreement the parties have not established such minimums and to date have not enforced such minimum purchase provision. Additionally, in the event that AxoGen and Cook Biotech were to fail to reach an agreement as to minimum purchase quantities, Cook Biotech could terminate the agreement if it was deemed that AxoGen had failed to generate commercially reasonable sales of AxoGuard® as measured by sales similar to a competitive product at the same stage in its commercial launch as verified by a mutually acceptable third party. Although there are products that AxoGen believes it could develop or obtain that would replace the AxoGuard® products through the agreement with Cook Biotech, the loss of the ability to sell the AxoGuard® products could have a material adverse effect on AxoGen’s business until other replacement products are available.

AxoGen’s success will be dependent on continued acceptance of its products by the medical community.

Continued market acceptance of AxoGen’s products will depend on its ability to demonstrate that its products are an attractive alternative to existing nerve reconstruction treatment options. Its ability to do so will depend on surgeons’ evaluations of clinical safety, efficacy, ease of use, reliability, and cost-effectiveness of AxoGen’s nerve repair products. For example, although AxoGen’s Avance® Nerve Graft follows stringent safety standards, including sterilization by gamma irradiation, AxoGen believes that a small portion of the medical community has lingering concerns over the risk of disease transmission through the use of allografts in general. Furthermore, AxoGen believes that even if its products receive general acceptance within the medical community, acceptance and clinical recommendations by influential surgeons will be important to the commercial success of AxoGen’s products.

Negative publicity concerning methods of donating human tissue and screening of donated tissue, in the industry in which AxoGen operates, may reduce demand for its Avance® Nerve Graft product and negatively impact the supply of available donor tissue.

AxoGen is highly dependent on its ability to recover cadaveric nerves from tissue donors for its Avance® Nerve Graft product. The availability of acceptable donors is relatively limited, and this availability is impacted by regulatory changes, general public opinion of the donation process and AxoGen’s reputation for its handling of the donation process. Media reports or other negative publicity concerning both improper methods of tissue recovery from donors and disease transmission from donated cadaver tissue (allografts) including bones and tendons may limit widespread acceptance of AxoGen’s Avance® Nerve Graft. Unfavorable reports of improper or illegal tissue recovery practices, both in the U.S. and internationally, as well as incidents of improperly processed tissue leading to transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies. Potential patients may not be able to distinguish AxoGen products, technologies, and tissue recovery and processing procedures from others engaged in tissue recovery. In addition, unfavorable reports could make families of potential donors from whom AxoGen is required to obtain consent before processing tissue reluctant to agree to donate tissue to for-profit tissue processors. Any disruption in the supply could have negative consequences for AxoGen’s revenue, operating results and continued operations.

AxoGen is highly dependent on the continued availability of its facilities and could be harmed if the facilities are unavailable for any prolonged period of time.

Any failure in the physical infrastructure of AxoGen’s facilities, including the facility it licenses from Community Blood Center (d/b/a Community Tissue Services) (“CTS”), could lead to significant costs and disruptions that could reduce its revenues and harm its business reputation and financial results. Any natural or man-made event that impacts AxoGen’s ability to utilize its facilities could have a significant impact on its operating results, reputation and ability to continue operations. This includes termination of the CTS facility service agreement which can occur after August 6, 2017 upon 18 months notice from either party. Although AxoGen believes it can find and make operational a new facility in less than six months, the regulatory process for approval of facilities is time-consuming and unpredictable. AxoGen’s ability to rebuild or find acceptable service facilities takes a considerable amount of time and expense and could cause a significant disruption in service to its customers. Although AxoGen has business interruption insurance which would, in instances other than service agreement termination, cover certain costs, it may not cover all costs nor help to regain AxoGen’s standing in the market.

AxoGen must maintain high quality manufacturing and processing or else recalls or withdrawals of its products, delays in delivery and cost overruns could adversely affect its business.

AxoGen’s Avance® Nerve Graft is processed through its Avance® Process which requires careful calibration and precise, high-quality processing and manufacturing. Achieving precision and quality control requires skill and diligence by its personnel. If it fails to achieve and maintain these high quality controls, processing and manufacturing standards, including avoidance of manufacturing errors, defects or product failures, AxoGen could experience recalls or withdrawals of its product, delays in delivery, cost overruns or other problems that would adversely affect its business. AxoGen cannot completely eliminate the risk of errors, defects or failures. In addition, AxoGen may experience difficulties in scaling-up manufacturing of its Avance® product, including problems related to yields, quality control and assurance, tissue availability, adequacy of control policies and procedures, and lack of skilled personnel. If AxoGen is unable to process and produce its allografts on a timely basis, at acceptable quality and costs, and in sufficient quantities, or if it experiences unanticipated technological problems or delays in production, its business would be adversely affected.

Delays, interruptions or the cessation of production by AxoGen’s third party suppliers of important materials, or delays in qualifying new materials, may prevent or delay AxoGen’s ability to manufacture products.

Most of the raw materials used in the Avance® Process for the production of Avance® Nerve Graft are available from more than one supplier. However, one of the chemicals AxoGen uses in the manufacture of Avance® Nerve Graft is no longer provided by the original single source provider. AxoGen has inventory of such chemical which it believes provides more than one year of production. AxoGen is currently evaluating multiple avenues including new suppliers of the chemical and acceptable substitutes for the chemical. In addition, some of the test results, packaging and reagents/chemicals AxoGen uses in its manufacturing process are also obtained from single suppliers. AxoGen does not have written contracts with any of its single source suppliers, and at any time they could stop supplying AxoGen’s orders. U.S. Food and Drug Administration (the “FDA”) approval of a new supplier may be required if these materials become unavailable from AxoGen’s current suppliers. Although there may be other suppliers that have equivalent materials that would be available to AxoGen, FDA approval of any alternate suppliers if required could take several months or years to obtain, if able to be obtained at all. Any delay, interruption or cessation of production by AxoGen’s third party suppliers of important materials, or any delay in qualifying new materials, if necessary, would prevent or delay AxoGen’s ability to manufacture products. In addition, an uncorrected impurity, a supplier’s variation in a raw material or testing, either unknown to AxoGen or incompatible with its manufacturing process, or any other problem with AxoGen’s materials, testing or components, would prevent or delay its ability to manufacture products. These delays may limit AxoGen’s ability to meet demand for its products and delay its clinical trial, which would have a material adverse impact on its business, results of operations and financial condition.

The failure of third parties to perform many necessary services for the commercialization of Avance® Nerve Graft, including services related to recovery, distribution and transportation, would impair AxoGen’s ability to meet commercial demand.

AxoGen relies upon third parties for certain recovery, distribution and transportation services. In accordance with product specifications, these third parties ship Avance® Nerve Graft in specially validated shipping containers at frozen temperatures. If any of the third parties that AxoGen relies upon in its recovery, distribution or transportation process fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to AxoGen, or encounter physical damage or natural disaster at their facilities, AxoGen’s ability to deliver product to meet commercial demand may be significantly impaired.

AxoGen is dependent on its relationships with distributors to generate revenue.

AxoGen derives material revenues through its relationships with distributors. If such distributor relationships were terminated for any reason, it could materially and adversely affect AxoGen’s ability to generate revenues and profits. AxoGen intends to obtain the assistance of additional distributors to continue its sales growth. It may not be able to find additional distributors who will agree to market and distribute its products on commercially reasonable terms, if at all. If AxoGen is unable to establish new distribution relationships or renew current distribution agreements on commercially acceptable terms, its operating results could suffer.

Loss of key members of management, who it needs to succeed, could adversely affect its business.

AxoGen’s future success depends on the continued efforts of the members of its senior management team. Competition for experienced management personnel in the healthcare industry is intense. If one or more of AxoGen’s senior executives or other key personnel are unable or unwilling to continue in their present positions, or if AxoGen is unable to attract and retain high quality senior executives or key personnel in the future, its business may be adversely affected.

AxoGen’s operating results will be harmed if it is unable to effectively manage and sustain its future growth or scale its operations.

There can be no assurance that AxoGen will be able to manage its future growth efficiently or profitably. Its business is unproven on a large scale and actual revenue and operating margins, or revenue and margin growth, may be less than expected. If AxoGen is unable to scale its production capabilities efficiently or maintain pricing without significant discounting, it may fail to achieve expected operating margins, which would have a material and adverse effect on its operating results. Growth may also stress AxoGen’s ability to adequately manage its operations, quality of products, safety and regulatory compliance. If growth significantly decreases it will negatively impact AxoGen’s cash reserves, and it may be required to obtain additional financing, which may increase indebtedness or result in dilution to shareholders. Further, there can be no assurance that AxoGen would be able to obtain additional financing on acceptable terms if at all.

There may be significant fluctuations in AxoGen’s operating results.

Significant quarterly fluctuations in AxoGen’s results of operations may be caused by, among other factors, its volume of revenues, seasonal changes in nerve repair activity, timing of sales force expansion and general economic conditions. There can be no assurance that the level of revenues and profits, if any, achieved by AxoGen in any particular fiscal period, will not be significantly lower than in other comparable fiscal periods. AxoGen’s expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues.

AxoGen’s revenues depend upon prompt and adequate reimbursement from public and private insurers and national health systems.

Political, economic and regulatory influences are subjecting the healthcare industry in the U.S. to fundamental change. The ability of hospitals to pay fees for AxoGen’s products depends in part on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from governmental health administration authorities, private health coverage insurers and other organizations. Major third party payers of hospital services and hospital outpatient services, including Medicare, Medicaid and private healthcare insurers, annually revise their payment methodologies which can result in stricter standards for reimbursement of hospital charges for certain medical procedures or the elimination of reimbursement. Further, Medicare, Medicaid and private healthcare insurer cutbacks could create downward price pressure on AxoGen’s products.

AxoGen may be subject to future product liability litigation which could be expensive and its insurance coverage may not be adequate.

Although AxoGen is not currently subject to any product liability proceedings and it has no reserves for product liability disbursements, it may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage of AxoGen products. Although AxoGen currently carries product liability insurance in an amount consistent with industry averages, its insurance coverage and any reserves it may maintain in the future for product related liabilities may not be adequate and AxoGen’s business could suffer material adverse consequences.

Technological change could reduce demand for AxoGen’s products.

The medical technology industry is intensely competitive. AxoGen competes with both U.S. and international companies that engage in the development and production of medical technologies and processes including:

•	biotechnology, orthopedic, pharmaceutical, biomaterial, chemical and other companies;
•	academic and scientific institutions; and
•	public and private research organizations.

AxoGen products compete with autograft, hollow-tube conduits and commercially available wraps, as well as with alternative medical procedures. For the foreseeable future, AxoGen believes a significant number of surgeons will continue to choose to perform autograft procedures when feasible, despite the necessity of performing a second operation and its drawbacks. In addition, many members of the medical community will continue to prefer the use of hollow-tube conduits due in part to their familiarity with these products and the procedures required for their use. Also, steady improvements have been made in synthetic human tissue substitutes, which could compete with AxoGen’s products. Unlike allografts, synthetic tissue technologies are not dependent on the availability of human or animal tissue. Although AxoGen’s growth strategy contemplates the introduction of new technologies, the development of these technologies is a complex and uncertain process, requiring a high level of innovation, as well as the ability to accurately predict future technology and market trends. AxoGen may not be able to respond effectively to technological changes and emerging industry standards, or to successfully identify, develop or support new technologies or enhancements to existing products in a timely and cost effective manner, if at all. Finally, there can be no assurance that in the future AxoGen’s competitors will not develop products that have superior performance or are less expensive relative to AxoGen’s products rendering AxoGen’s products obsolete or noncompetitive. Due to its limited resources, its smaller size and its relatively early stage, AxoGen may face competitive challenges and barriers that are difficult to overcome and could negatively impact its growth.

AxoGen may be unsuccessful in commercializing its products outside the U.S.

To date, AxoGen has focused its commercialization efforts in the U.S., except for minor revenues in certain countries outside the U.S. AxoGen intends to expand sales in these and other countries outside the U.S. and will need to comply with applicable foreign regulatory requirements, including obtaining the requisite approvals to do so. Additionally, AxoGen will need to either enter into distribution agreements with third parties or develop a direct sales force in these foreign markets. If it does not obtain adequate levels of reimbursement from third party payers outside of the U.S., it may be unable to develop and grow its product sales internationally. Outside of the U.S., reimbursement systems vary significantly by country. Many foreign markets have government-managed healthcare systems that govern reimbursement for medical devices and procedures. Additionally, some foreign reimbursement systems provide for limited payments in a given period and therefore result in extended payment periods. If AxoGen is unable to successfully commercialize its products internationally, its long term growth prospects may be limited.

If AxoGen does not manage tissue and tissue donation in an effective and efficient manner, it could adversely affect its business.

Many factors affect the supply, quantity and timing of donor medical releases, such as effectiveness of donor screening (currently performed by donor recovery groups), the effective recovery of tissue, the timely receipt, recording and review of required medical documentation, and employee loss and turnover in AxoGen’s and its contractor’s recovery department. AxoGen can provide no assurance that tissue recovery or donor medical releases will occur at levels that will maximize processing efficiency and minimize AxoGen’s cost per allograft processed.

If AxoGen does not manage product inventory in an effective and efficient manner, it could adversely affect profitability.

Many factors affect the efficient use and planning of product inventory, such as effectiveness of predicting demand, effectiveness of preparing manufacturing to meet demand, efficiently meeting product mix and product demand requirements and product expiration. AxoGen may be unable to manage its inventory efficiently, keep inventory within expected budget goals, keep its work-in-process inventory on hand or manage it efficiently, control expired product or keep sufficient product on hand to meet demand, and AxoGen can provide no assurance that it can keep inventory costs within its target levels. Failing to do so may require AxoGen to raise additional cash resources or may harm long term growth prospects.

AxoGen’s payment obligations under the Three Peaks Term Loan Agreement and Three Peaks Revenue Interest Agreement may adversely affect its financial position and its ability to obtain additional funds, and may increase our vulnerability to economic or business downturns.

As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in AxoGen’s Form 10-K for the period ended December 31, 2015 filed with the SEC on February 29, 2016, AxoGen borrowed $25 million (the “Term Loan”) under the Term Loan Agreement. The Term Loan Agreement and the indebtedness under the Term Loan Agreement is secured by substantially all of AxoGen’s tangible and intangible assets.

Outstanding debt could have important negative consequences to the holders of AxoGen’s securities, including the following:

•	a portion of AxoGen’s cash flow from operations will be needed to pay debt service and will not be available to fund future operations;
•	AxoGen has increased vulnerability to adverse general economic and industry conditions; and
•	AxoGen may be vulnerable to higher interest rates because interest expense on the Term Loan in limited circumstances could increase.

In addition, AxoGen also entered into a ten-year Revenue Interest Agreement (the “Revenue Interest Agreement”) with Three Peaks. Royalty payments are based on a royalty rate of 3.75% of AxoGen’s revenues up to a maximum of $30 million in revenues in any 12-month period. In addition, under the Revenue Interest Agreement, AxoGen is required to maintain certain covenants including those covenants under the Term Loan Agreement.

Payment requirements under the Term Loan Agreement and the Revenue Interest Agreement increase AxoGen’s cash burden. AxoGen’s future operating performance is subject to market conditions and business factors that are beyond its control. If AxoGen’s cash flows and capital resources are insufficient to allow AxoGen to make required payments, AxoGen may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its debt.  If AxoGen raises funds by selling additional equity, such as through this offering, then the sale would result in dilution to its shareholders. There is no assurance that if AxoGen is required to secure funding it can do so on terms acceptable to it, or at all.  Failure to pay interest or the principal amount when due would result in a default under the Term Loan Agreement and result in foreclosure on AxoGen’s assets which would have a material adverse effect.

The Three Peaks Term Loan Agreement and the Three Peaks Revenue Interest Agreement each contain certain covenants and failure to comply with the terms of such indebtedness could result in a default that could have material adverse consequences for us.

The Term Loan Agreement and the Revenue Interest Agreement each contain covenants that place restrictions on AxoGen’s operations, including, without limitation, covenants related to debt restrictions, investment restrictions, dividend restrictions, restrictions on transactions with affiliates and certain revenue covenants. AxoGen’s ability to comply with these covenants may be affected by general economic and industry conditions, as well as market fluctuations and other events beyond AxoGen’s control. AxoGen does not know if it will be able to satisfy all such covenants in the future. AxoGen’s breach of the covenants could result in a default under such agreements. In the event of a default under the Term Loan Agreement, the lender could require AxoGen to repay some of its outstanding debt prior to maturity, and/or to declare all amounts borrowed by it, together with accrued interest, to be due and payable. In the event that this occurs, AxoGen may be unable to repay all such accelerated indebtedness.  Any indebtedness that it incurs under the Term Loan Agreement is secured by substantially all of its tangible and intangible assets. If AxoGen defaults under the indebtedness secured by its assets, those assets would be available to the secured creditors to satisfy AxoGen’s obligations to the secured creditors.

AxoGen incurs costs as a result of operating as a public company and its management is required to devote substantial time to compliance initiatives.

As a public company, AxoGen incurs legal, accounting and other expenses to comply with relevant securities laws and regulations, including, without limitation, the requirement of establishment and maintenance of effective disclosure and financial controls and corporate governance practices. AxoGen’s management devotes substantial time and financial resources to these compliance initiatives. Failure to comply with public company requirements could have a material adverse effect on AxoGen’s business.

Our business and stock price may be adversely affected if our internal controls are not effective.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that public companies conduct a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, each year we are required to document and test our internal control over financial reporting and our management is required to assess and issue a report concerning it.

In our Annual Report on Form 10-K for the year ended December 31, 2011, we reported a material weakness in our internal control over financial reporting which related to an instance in which the accounting for a contract was inappropriately treated as an expense as opposed to a prepaid asset. Although we believe we took appropriate actions to remediate the control deficiencies we identified and to strengthen our internal control over financial reporting, we cannot assure you that we will not discover other material weaknesses in the future or that no material weakness will result from any difficulties, errors, delays or disruptions while we implement and transition to new internal systems. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business and our business and financial condition could be harmed.

Our business and financial performance could be adversely affected, directly or indirectly, by disasters, by terrorist activities or by international hostilities.

Neither the occurrence nor the potential impact of disasters, terrorist activities and international hostilities can be predicted. However, these occurrences could impact us directly as a result of damage to our facilities or by preventing us from conducting our business in the ordinary course, or indirectly as a result of their impact on our customers, suppliers or other counterparties. We could also suffer adverse consequences to the extent that disasters, terrorist activities or international hostilities affect the financial markets or the economy in general or in any particular region.

Our ability to mitigate the adverse consequences of such occurrences is in part dependent on the quality of our resiliency planning, and our ability, if any, to anticipate the nature of any such event that occurs. The adverse impact of disasters or terrorist activities or international hostilities also could be increased to the extent that there is a lack of preparedness on the part of national or regional emergency responders or on the part of other organizations and businesses that we deal with, particularly those that we depend upon but have no control over.

Risks Related to the Regulatory Environment in which AxoGen Operates

AxoGen’s business is subject to continuing regulatory compliance by the FDA and other authorities which is costly and could result in negative effects on its business.

AxoGen is subject to extensive regulation by foreign and domestic government entities and healthcare professionals, such as physicians, hospitals and those to whom and through whom we may market our products.  We are subject to scrutiny under various federal, state and territorial laws in the United States and other jurisdictions in which we conduct business. These include, for example, anti-kickback laws, physician self-referral laws, false claims laws, criminal health care fraud laws, and anti-bribery laws such as the United States Foreign Corrupt Practices Act. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the United States, exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration health programs. These laws are administered by, among others, the U.S. Department of Justice,  the Office of Inspector General of the Department of Health and Human Services, state attorneys general, and their respective counterparts in the applicable foreign jurisdictions in which we conduct business. Many of these agencies have increased their enforcement activities with respect to medical device manufacturers in recent years.

Our products are also subject to regulation by the FDA in the U.S. The FDA regulates the development, clinical testing, marketing, distribution, manufacturing, labeling, and promotion of biological products, such as that of AxoGen’s Avance® Nerve Graft product. The FDA also regulates medical devices, for example the AxoGuard® products. The FDA requires the approval of a biological product, like the Avance® Nerve Graft product, through a Biologics License Application (“BLA”) prior to marketing. Although the Avance® Nerve Graft product has not yet been approved by the FDA through a BLA, the FDA is permitting the product to be distributed, subject to FDA enforcement discretion, provided that  AxoGen: (1)  transitions to compliance with section 501(a)(2)(B) of the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), the current Good Manufacturing Practice(“cGMP”) regulations in 21 CFR Parts 210 and 211 and the applicable regulations and standards in 21 CFR Parts 600-610 prior to initiation of a phase 3 clinical trial designed to demonstrate the safety, purity, and potency of the Avance®  Nerve Graft; (2) conducts a phase 3 clinical trial to demonstrate safety, purity and potency of the Avance® Nerve Graft under a Special Protocol Assessment; (3) continues to comply with the requirements of 21 CFR Part 1271; and (4) exercises due diligence in executing the transition plan. See the section entitled “Business — Government Regulations — U.S. Government Regulation Review” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The FDA also regulates medical devices and requires certain medical devices, such as the AxoGuard® products, be cleared through the 510(k) premarket notification process prior to marketing. The FDA’s premarket review process for new and modified existing devices that precedes product marketing can be time consuming and expensive. Some of the future products and enhancements to such products that AxoGen expects to develop and market may require marketing clearance or approval from the FDA.

There can be no assurance, however, that clearance or approval will be granted with respect to any of AxoGen’s device products or enhancements of marketed products or that AxoGen’s Avance® Nerve Graft will achieve an effective Investigational New Drug Application (“IND”) or ultimately an approved BLA.  FDA review of AxoGen’s devices or biological products may encounter significant delays during FDA’s premarket review process that would adversely affect

AxoGen’s ability to market its products or enhancements. In addition, there can be no assurance that AxoGen products, including the Avance® Nerve Graft, or enhancements will not be subject to a lengthy and expensive approval process with the FDA.

It is possible that if regulatory clearances or approvals to market a product are obtained from the FDA, the clearances or approvals may contain limitations on the indicated uses of such product and other uses may be prohibited. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. Furthermore, the FDA could limit or prevent the distribution of AxoGen products and the FDA has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies will not adversely affect AxoGen’s operations. AxoGen, and its facilities, may be inspected by the FDA from time to time to determine whether it is in compliance with various regulations relating to specifications, development, documentation, validation, testing, quality control and product labeling. A determination that AxoGen is in violation of such regulations could lead to imposition of civil penalties, including fines, product recalls or product seizures and, in certain cases, criminal sanctions.

The use, misuse or off-label use of AxoGen’s products may harm its reputation or the image of its products in the marketplace, or result in injuries that lead to product liability suits, which could be costly to AxoGen’s business or result in FDA sanctions if the company is deemed to have engaged in off-label promotion. AxoGen is seeking a biologics license through the BLA process for specific uses of Avance® Nerve Graft under specific circumstances. Its promotional materials and training methods must comply with FDA requirements and other applicable laws and regulations, including the prohibition against off-label promotion. AxoGen’s promotion of the AxoGuard® products, which are regulated as medical devices, also must comply with FDA’s requirements and must only use labeling that is consistent with the specific indication(s) for use included in the FDA substantial equivalence order that results in marketing the devices. The FDA does not restrict or regulate a physician’s use of a medical product within the practice of medicine, and AxoGen cannot prevent a physician from using its products for an off-label use. However, the FD&C Act and the FDA’s regulations restrict the kind of promotional communications that may be made about AxoGen’s products and if the FDA determines that AxoGen’s promotional or training materials constitute the unlawful promotion of an off-label use, it could request that AxoGen modify its training or promotional materials and/or subject the Company to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, civil money penalties, seizure, injunction or criminal fines and penalties. Other federal, state or foreign governmental authorities might also take action if they consider AxoGen promotion or training materials to constitute promotion of an uncleared or unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement, or exclusion from participation in federal health programs. In that event, AxoGen’s reputation could be damaged and the use of its products in the marketplace could be impaired.

In addition, there may be increased risk of injury if physicians or others attempt to use AxoGen products off-label. Furthermore, the use of AxoGen’s product for indications other than those for which its products have been approved, cleared or licensed by the FDA may not effectively treat the conditions not referenced in product indications, which could harm AxoGen’s reputation in the marketplace among physicians and patients. Physicians may also misuse AxoGen’s product or use improper techniques if they are not adequately trained in the particular use, potentially leading to injury and an increased risk of product liability. Product liability claims are expensive to defend and could divert management’s attention from its primary business and result in substantial damage awards against AxoGen. Any of these events could harm AxoGen’s business, results of operations and financial condition.

AxoGen’s Avance® Nerve Graft product is currently allowed to be distributed pursuant to a transition plan with the FDA and a change in position by the FDA regarding its use of enforcement discretion to permit the sale of Avance® Nerve Graft would have a material adverse effect on AxoGen.

The FDA considers AxoGen’s Avance® Nerve Graft product to be a biological product, subject to BLA approval requirements. Although the Avance® Nerve Graft product has not yet been approved by FDA through a BLA, AxoGen’s Avance® Nerve Graft product is currently distributed under the controls applicable to a HCT/P pursuant to section 361 of the Public Health Service Act and 21 CFR Part 1271 of FDA’s regulations, subject to FDA’s enforcement discretion and AxoGen’s compliance with a transition plan established by the FDA. See the section entitled “Business — Government Regulations — U.S. Government Regulation Review” in AxoGen’s Annual Report on Form 10-K for the year ended December 31, 2015. AxoGen has continued to communicate with the FDA’s Center for Biologics Evaluation and Research since the acceptance of the transition plan on clinical trial design, preclinical studies,  Chemistry, Manufacturing, and

Controls (“CMC”) for the Avance® Nerve Graft, and other issues related to the effective IND. Subject to the FDA’s enforcement discretion, AxoGen can commercially distribute the Avance® Nerve Graft  until the FDA makes a final determination on an Avance® Nerve Graft BLA submission, assuming AxoGen remains in compliance with the transition plan and exercises due diligence in executing the transition plan. In the event that the FDA becomes dissatisfied with AxoGen’s progress or actions with respect to the transition plan or the FDA changes its position for any reason regarding its use of enforcement discretion to permit AxoGen to distribute and sell the Avance® Nerve Graft product in accordance with the transition plan, AxoGen would no longer be able to sell the Avance® Nerve Graft product, which would have a material adverse effect on AxoGen’s operations and financial viability. In addition, if AxoGen does not meet the conditions of the transition plan, or fails to comply with applicable regulatory requirements, the FDA could impose civil penalties, including fines, product seizures, injunctions or product recalls and, in certain cases, criminal sanctions.  These consequences also would have a material adverse effect on AxoGen’s operations and financial viability.

AxoGen’s AxoGuard® products are subject to FDA and other regulatory requirements.

AxoGen’s AxoGuard® product line is regulated as a medical device under the FD&C Act and subject to premarket notification and clearance requirements under section 510(k) of the FD&C Act, 21 CFR Part 820 (Quality System Regulation) and other FDA regulations. AxoGen distributes for Cook Biotech the AxoGuard® product line and Cook Biotech is responsible for the regulatory compliance of the AxoGuard® product line. Cook Biotech has obtained a 510(k) premarket clearance from the FDA for porcine (pig) small intestine submucosa for the repair of peripheral nerve discontinuities where gap closure can be achieved by flexion of the extremity. Cook Biotech has also obtained a 510(k) premarket clearance for the AxoGuard® Nerve Protector for the repair of peripheral nerve injuries in which there is no gap or where a gap closure is achieved by flexion of the extremity.  If AxoGen or Cook Biotech fails to comply with applicable regulatory requirements, the FDA could deny or withdraw 510(k) clearance for the AxoGuard® products, or impose civil penalties, including fines, product seizures or product recalls and, in certain cases, criminal sanctions.

AxoGen’s AxoTouch™ and AcroVal™ products are subject to FDA and other regulatory requirements.

AxoGen’s AxoTouch™ and AcroVal™ products are regulated as medical devices under the FD&C Act and subject to premarket notification and clearance requirements under section 510(k) of the FD&C Act, 21 CFR Part 820 (Quality System Regulation) and other FDA regulations.  If AxoGen fails to comply with applicable regulatory requirements, the FDA could deny or withdraw 510(k) clearance for these products, or impose civil penalties, including fines, product seizures or product recalls and, in certain cases, criminal sanctions.

Defective AxoGen product could lead to recall or other negative business conditions.

If AxoGen’s products are defective or otherwise pose safety risks, the FDA could require their recall or AxoGen may initiate a voluntary recall of its products. The FDA may require recall of a marketed medical device product, such as the AxoGuard® products, in the event that it determines the medical device presents a reasonable probability of serious adverse health consequences or death. However, most device recalls do not rise to this level of health significance and result from voluntary action. The FDA has authority to recall biological products when a batch, lot or other quantity of the product presents an imminent or substantial hazard to the public health.  However, in such circumstances,  the FDA usually initially requests, voluntary recalls of biological products, such as the Avance® Nerve Graft. If a company does not comply with an FDA request for a recall, the FDA can order one under the above-referenced circumstances or take other enforcement actions, such as product seizure. In addition, manufacturers may, on their own initiative, recall a product to remove or correct a deficiency or to remedy a violation of the FD&C Act that may pose a risk to health. A government-mandated, government-requested or voluntary recall could occur as a result of an unacceptable risk to health, reports of safety issues, failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls and other field corrections for any of AxoGen’s products would divert managerial and financial resources and have an adverse effect on its business, results of operations and financial condition. A recall could harm AxoGen’s reputation with customers and negatively affect its sales. AxoGen may initiate recalls involving some of its products in the future that it determines do not require notification of the FDA. If the FDA were to disagree with AxoGen’s determinations, it could request that it report those actions as recalls, and take regulatory or enforcement action against AxoGen or the product.

If AxoGen’s products cause or contribute to a death, a serious injury or any adverse reaction involving a communicable disease related to its products, or malfunction in certain ways, it will be subject to reporting regulations, which can result in voluntary corrective actions or agency enforcement actions. See the section entitled “Business — Government Regulations — Education Grants, U.S. Anti-kickback, False Claims and Other Healthcare Fraud and Abuse

Laws — Fraud, Abuse and False Claims” in AxoGen’s Annual Report on Form 10-K for the year ended December 31, 2015. If AxoGen fails to report these events to the FDA within the required timeframes, or at all, the FDA could take regulatory or enforcement action against AxoGen. Any adverse event involving AxoGen’s products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as AxoGen defending itself in a lawsuit, would require the dedication of time and capital, distract management from operating its business, and may harm AxoGen’s reputation, business, results of operations and financial condition.

AxoGen’s manufacturing operations must comply with FDA and other governmental requirements.

AxoGen’s manufacturing operations require it to comply with the FDA’s and other governmental authorities’ laws and regulations regarding the manufacture and production of medical products, which is costly and could subject AxoGen to enforcement action. See the section entitled “Business — Government Regulations — Education Grants, U.S. Anti-kickback, False Claims and Other Healthcare Fraud and Abuse Laws — Fraud, Abuse and False Claims” in AxoGen’s Annual Report on Form 10-K for the year ended December 31, 2015. Any of these actions could impair AxoGen’s ability to produce its products in a cost-effective and timely manner in order to meet customer demands. AxoGen may also be required to bear other costs or take other actions that may have an adverse impact on its future sales and its ability to generate profits. Furthermore, AxoGen’s key material suppliers, licensors and or other contractors may not continue to be in compliance with all applicable regulatory requirements, which could result in AxoGen’s failure to produce its products on a timely basis and in the required quantities, if at all.

Sales of AxoGen human tissue products outside the U.S. are subject to foreign regulatory requirements that vary from country to country. In the European Union (E.U.), human tissue regulations, if applicable, differ from one E.U. member state to the next. Because of the absence of a harmonized regulatory framework and the proposed regulation for advanced therapy medicinal products in the E.U., as well as for other countries, the approval process for human derived cell or tissue based medical products may be extensive, lengthy, expensive and unpredictable. AxoGen products will be subject to E.U. member states’ regulations that govern the donation, procurement, testing, coding, traceability, processing, preservation, storage, and distribution of human tissues and cells and cellular or tissue-based products. In addition, some E.U. member states have their own tissue banking regulations. The inability to meet foreign regulatory requirements could materially affect AxoGen’s future growth and compliance with such requirements could place a significant financial burden on AxoGen.

Clinical trials can be long, expensive and ultimately uncertain which could jeopardize AxoGen’s ability to obtain regulatory approval and continue to market its Avance® Nerve Graft product.

AxoGen is required to perform a clinical trial for its Avance® Nerve Graft under FDA’s statutory requirements to obtain approval of a BLA for the product. This trial is expensive, is expected to take several years to execute, and is subject to factors within and outside of AxoGen’s control. The outcome of this trial is uncertain.

AxoGen submitted an IND for the Avance® Nerve Graft in April 2013 and received FDA approval in March 2015.   The phase 3 clinical trial was initiated in the second quarter of 2015. Additionally, AxoGen was audited by the FDA at its processing facility in March 2013 and March 2015 and its distribution facility in October 2015.  The quality system was found to be in compliance with 21 CFR Part 1271.  The FDA is currently conducting a routine audit of AxoGen’s processing facility for compliance with 21 CFR Part 1271 and although AxoGen does not expect any material issues, it will not know the outcome of the audit until the field work is completed and a report issued. AxoGen is working to ensure compliance with the applicable regulations by having ongoing discussions on the transition of the quality system to 21 CFR Parts 210/211 and 600-610 regulations with the FDA. Final determination of regulatory compliance with 21 CFR Parts 210/211 and 600-610 will be made during FDA’s pre-license inspection as part of the BLA review. If the FDA is unable to agree with AxoGen, or AxoGen is unable to meet the standards required of it by the FDA, regarding preclinical studies, clinical studies and CMC, the approval of AxoGen’s BLA would not occur or be delayed.

AxoGen continues to work diligently with the FDA and, in this context, continues to distribute the Avance® Nerve Graft products.  The FDA will end the period of enforcement discretion upon a final determination of AxoGen’s BLA submission or if the FDA finds that AxoGen does not meet the conditions for the transition plan or is not exercising due diligence in executing the transition (e.g., not progressing toward the IND submission, study completion, or BLA submission in a timely or adequate fashion).  If final action on the BLA is negative or AxoGen is found to not meet the conditions for the transition plan or its execution, AxoGen will not be able to continue to distribute the Avance® Nerve Graft, and AxoGen’s business and financial condition will be materially adversely affected.

The results of non-clinical studies do not necessarily predict future clinical trial results and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA may disagree with AxoGen’s interpretation of the data from its non-clinical studies and clinical trials and may require the company to pursue additional non-clinical studies or clinical trials, or not approve AxoGen’s BLA. If AxoGen is unable to demonstrate the safety and efficacy of its product through its clinical trials, it will be unable to obtain regulatory approval to market the Avance® Nerve Graft and will not be able to continue to sell it.

AxoGen will rely on third parties to conduct its clinical trial and they may not perform as contractually required or expected.

AxoGen will rely on third parties, such as contract research organizations (“CROs”), medical institutions, clinical investigators and contract laboratories to conduct its clinical trial and certain nonclinical studies. AxoGen and its CROs are required to comply with all applicable regulations governing clinical research, including good clinical practice, or GCP. The FDA enforces these regulations through periodic inspections of trial sponsors, principal investigators, CROs and trial sites. If AxoGen or its CROs fail to comply with applicable FDA regulations, the data generated in its clinical trials may be deemed unreliable and the FDA may require AxoGen to perform additional clinical trials before approving its applications. AxoGen cannot be certain that, upon inspection, the FDA and similar foreign regulatory authorities will determine that AxoGen’s clinical trial complies or complied with clinical trial regulations, including GCP. In addition, AxoGen’s clinical trial must be conducted with product produced under applicable cGMP regulations. Failure to comply with the clinical trial regulations may require AxoGen to repeat clinical trials, which would delay the regulatory approval process. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to AxoGen’s clinical protocols or regulatory requirements or for other reasons, AxoGen’s non-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and it would not be able to obtain regulatory approval for its products on a timely basis, if at all, and its business, results of operations, financial condition and growth prospects would be adversely affected. Furthermore, AxoGen’s third party clinical trial investigators may be delayed in conducting its clinical trials for reasons outside of their control.

U.S. governmental regulation could restrict the use of AxoGen’s Avance® Nerve Graft product, restrict AxoGen’s procurement of tissue or increase costs.

In addition to the FDA requirements for biological products, the Avance® Nerve Graft will continue to be subject to various requirements for human tissue under 21 CFR Part 1271 controls. Human tissues intended for transplantation have been regulated by the FDA since 1993. In May 2005, three new comprehensive regulations went into effect that address manufacturing activities associated with HCT/P. The first regulation requires that companies that produce and distribute HCT/Ps register with the FDA. The second regulation provides criteria that must be met for donors to be eligible to donate tissues and is referred to as the “Donor Eligibility” rule. The third regulation governs the processing and distribution of the tissues and is often referred to as the Current Good Tissue Practices rule. The Current Good Tissue Practices rule covers all stages of allograft processing, from procurement of tissue to distribution of final allografts. Together, the three basic requirements of 21 CFR Part 1271 are designed to ensure that sound, high quality practices are followed to reduce the risk of tissue contamination and of communicable disease transmission to recipients. These regulations increased regulatory scrutiny within the industry in which AxoGen operates and have led to increased enforcement actions, which affects the conduct of its business. Additional regulations or guidance documents may be implemented by the FDA in the future.  These changes may require new documentation requirements, process changes or testing that could increase costs and regulatory burden.  See the section entitled “Business — Government Regulations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. These regulations can also increase the cost of tissue recovery activities. Additionally, the Avance® Nerve Graft is subject to certain state and local regulations, as well as compliance with the standards of the tissue bank industry’s accrediting organization, the American Association of Tissue Banks (“AATB”).

The procurement and transplantation of allograft nerve tissue is also subject to federal law pursuant to the National Organ Transplant Act (“NOTA”), a criminal statute which prohibits the purchase and sale of human organs used in human transplantation, including nerve and related tissue, for “valuable consideration.” NOTA only permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human nerve tissue. AxoGen makes payments to certain of its clients and tissue banks for their services related to recovering allograft nerve tissue on its behalf. If NOTA is interpreted or enforced in a manner which prevents AxoGen from receiving payment for services it renders, or which prevents it from paying tissue banks or certain of its clients for the services they render for AxoGen, its business could be materially and adversely affected.

AxoGen has engaged, through its marketing employees, independent sales agents and sales representatives, in ongoing efforts designed to educate the medical community as to the benefits of AxoGen products, and AxoGen intends to continue its educational activities. Although AxoGen believes that NOTA permits payments in connection with these educational efforts as reasonable payments associated with the processing, transportation and implantation of AxoGen products, payments in connection with such education efforts are not exempt from NOTA’s restrictions and AxoGen’s inability to make such payments in connection with its education efforts may prevent it from paying AxoGen sales representatives for their education efforts and could adversely affect AxoGen’s business and prospects. No federal agency or court has determined whether NOTA is, or will be, applicable to every allograft nerve tissue-based material which AxoGen’s processing technologies may generate. Assuming that NOTA applies to AxoGen’s processing of allograft nerve tissue, AxoGen believes that it complies with NOTA, but there can be no assurance that more restrictive interpretations of, or amendments to, NOTA will not be adopted in the future, which would call into question one or more aspects of AxoGen’s method of operations.

Other regulatory entities include state agencies with statutes covering tissue banking. Regulations issued by Florida, New York, California and Maryland, among other states, are particularly relevant to AxoGen’s business. Most states do not currently have tissue banking regulations. However, incidents of allograft related infections in the industry may stimulate the development of regulation in other states. It is possible that third parties may make allegations against AxoGen or against donor recovery groups or tissue banks about non-compliance with applicable FDA regulations or other relevant statutes or regulations. Allegations like these could cause regulators or other authorities to take investigative or other action, or could cause negative publicity for AxoGen’s business and the industry in which it operates.

Healthcare policy changes may have a material adverse effect on AxoGen.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, which Act substantially changes the way healthcare is financed by both governmental and private insurers, and encourages improvements in the quality of healthcare items and services. This Act significantly impacts the biotechnology and medical device industries and could have a material adverse impact on numerous aspects of AxoGen’s business.

This Act includes, among other things, the following measures:

•

a 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the U.S., with limited exceptions, beginning in 2013, referred to as the Device Tax, which has been suspended through 2017;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities and conduct comparative clinical effectiveness research;
•

new reporting and disclosure requirements on healthcare manufacturers for any “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests (“Sunshine Act”);

•

payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models;

•	an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate; and
•	a new abbreviated pathway for the licensure of biologic products that are demonstrated to be biosimilar or interchangeable with a licensed biologic product.

There are also a number of states (such as Vermont, Massachusetts and Minnesota) with their own Sunshine Acts that implement the reporting and disclosure requirements on healthcare manufacturers for any “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests.

In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system. Certain of these proposals could limit the prices AxoGen is able to charge for its products or the amounts of reimbursement available for its products and could also limit the acceptance and availability of its products. The adoption of some or all of these proposals could have a material adverse effect on AxoGen’s business, results of operations and financial condition.

Additionally, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where AxoGen does business. AxoGen could experience an adverse impact on operating results due to increased pricing pressure in the U.S. and in other markets. Governments, hospitals and other third party payors could reduce the amount of approved reimbursement for AxoGen’s products or deny coverage altogether. Reductions in reimbursement levels or coverage or other cost-containment measures could unfavorably affect AxoGen’s future operating results.

Risks Related to AxoGen’s Intellectual Property

Failure to protect AxoGen’s intellectual property (“IP”) rights could result in costly and time consuming litigation and its loss of any potential competitive advantage.

AxoGen’s success will depend, to a large extent, on its ability to successfully obtain and maintain patents, prevent misappropriation or infringement of IP, maintain trade secret protection, and conduct operations without violating or infringing on the IP rights of third parties. See the section entitled “Business — Intellectual Property” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. There can be no assurance that AxoGen’s patented and patent pending technologies will provide it with a competitive advantage, that AxoGen will be able to develop or acquire additional technology that is patentable, or that third parties will not develop and offer technologies which are similar to AxoGen’s. Moreover, AxoGen can provide no assurance that confidentiality agreements with its employees, consultants and other parties, trade secrecy agreements or similar agreements intended to protect unpatented technology will provide the intended protection. IP litigation is extremely expensive and time-consuming, and it is often difficult, if not impossible, to predict the outcome of such litigation. A failure by AxoGen to protect its IP could have a materially adverse effect on its business and operating results and its ability to successfully compete in its industry.

Future protection for AxoGen’s proprietary rights is uncertain which may impact its ability to successfully compete in its industry.

The degree of future protection for AxoGen’s proprietary rights is uncertain. AxoGen cannot ensure that:

•	it, or its licensors, were the first to make the inventions covered by each of AxoGen’s patents;
•	it, or its licensors, were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of AxoGen’s technologies;
•	any of AxoGen’s pending patent applications will result in issued patents;
•	any of AxoGen’s issued patents or those of its licensors will be valid and enforceable;
•	any patents issued to AxoGen or its collaborators will provide any competitive advantages or will not be challenged by third parties;
•	it will develop additional proprietary technologies that are patentable;
•	the patents of others will not have a material adverse effect on its business rights; or
•

the measures AxoGen relies on to protect its IP underlying their products may not be adequate to prevent third parties from using its technology, all of which could harm its ability to compete in the market.

AxoGen’s commercial success depends in part on its ability and the ability of its collaborators and licensors to avoid infringing patents and proprietary rights of third parties which could expose it to litigation or commercially unfavorable licensing arrangements. Third parties may accuse AxoGen or collaborators and licensors of employing their proprietary technology in AxoGen products, or in the materials or processes used to research or develop AxoGen products, without authorization. Any legal action against AxoGen collaborators, licensors or it claiming damages and/or seeking to enjoin AxoGen’s commercial activities relating to the affected products, materials and processes could, in addition to subjecting AxoGen to potential liability for damages, require it or its collaborators and licensors to obtain a license to continue to utilize the affected materials or processes or to manufacture or market the affected products. AxoGen cannot predict whether it or its collaborators and licensors would prevail in any of these actions or whether any license required under any of these patents would be made available on commercially reasonable terms, if at all. If AxoGen were unable to obtain such a license, it and its collaborators and licensors may be unable to continue to utilize the affected materials or processes, or manufacture or market the affected products, or AxoGen may be obligated by a court to pay substantial royalties and/or other damages to the patent holder. Even if AxoGen were able to obtain such a license, the terms of such a license could substantially reduce the commercial value of the affected product or products and impair AxoGen’s prospects for profitability. Accordingly, AxoGen cannot predict whether, or to what extent, the commercial value of the affected product or products or AxoGen’s prospects for profitability may be harmed as a result of any of the liabilities discussed above. Furthermore, infringement and other IP claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from its core business. AxoGen and its licensors may be unable to obtain and enforce IP rights to adequately protect its products and related IP.

The patent protection for our products may expire before we are able to maximize their commercial value which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue.

The patents for our commercialized products and products in development have varying expiration dates and, when these patents expire, we may be subject to increased competition and we may not be able to recover our development costs. For example, U.S. patents covering the formulations used in our AxoGuard® product line, which are held by Cook Biotech, are scheduled to expire from August 17, 2017 through November 2018. Although we expect that Cook Biotech is using best efforts to take any action possible to extend the life of these patents, there can be no assurance that any action is possible or action taken will be successful. If these patents expire while we have the right to distribute and market the AxoGuard® products, it could adversely affect our ability to successfully execute our business strategy to maximize the value of AxoGuard® products and could likely negatively impact our future financial condition and results of operations.

Others may claim an ownership interest in AxoGen IP which could expose it to litigation and have a significant adverse effect on its prospects.

A third party may claim an ownership interest in one or more of AxoGen’s patents or other IP. A third party could bring legal actions against AxoGen claiming it infringes their patents or proprietary rights, and seek monetary damages and/or enjoin clinical testing, manufacturing and marketing of the affected product or products. While AxoGen believes it owns the right, title and interest in the patents for which it or its licensors have applied and AxoGen’s other IP (including that which is licensed from third parties), and is presently unaware of any claims or assertions by third-parties with respect to AxoGen’s patents or IP, it cannot guarantee that a third party will not assert a claim or an interest in any of such patents or IP. If AxoGen becomes involved in any litigation, it could consume a substantial portion of AxoGen’s resources and cause a significant diversion of effort by AxoGen’s technical and management personnel regardless of the outcome of the litigation. If any of these actions were successful, in addition to any potential liability for damages, AxoGen could be required to obtain a license to continue to manufacture or market the affected product, in which case AxoGen may be required to pay substantial royalties or grant cross-licenses to AxoGen’s patents. AxoGen cannot, however, assure you that any such license will be available on acceptable terms, if at all. Ultimately, AxoGen could be prevented from commercializing a product or be forced to cease some aspect of its business operations as a result of claims of patent infringement or violation of other IP rights, which could have a material and adverse effect on AxoGen’s business, financial condition, and results of operations. Further, the outcome of IP litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This is especially true in IP cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

AxoGen depends on maintenance of exclusive licenses.

AxoGen depends fundamentally on keeping and satisfying the terms of exclusive licenses of its nerve repair technologies from the University of Florida Research Foundation (the “UFRF”) and the University of Texas at Austin (“UTA”) where the original technologies are purported to have been invented. Though AxoGen makes an effort to follow these agreements strictly, a disagreement between AxoGen and either party could have a negative impact on its ability to operate its business effectively. In addition, AxoGen could learn that the technologies it has licensed from UFRF and UTA do not perform as purported, are not efficacious, or are not the property of UFRF or UTA, or some similar problem with the license, any of which would have an immediate and negative impact on AxoGen’s business.

Risks Related to our Common Stock

An active trading market in our common stock may not be maintained.

The trading market in our common stock has been extremely volatile. The quotation of our common stock on The NASDAQ Capital Market does not assure that a meaningful, consistent and liquid trading market will exist. We cannot predict whether an active market for our common stock will be maintained in the future. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock at current market prices in short time periods, or possibly at all. Additionally, market visibility for our common stock may be limited and such lack of visibility may have a depressive effect on the market price for our common stock. As of June 30, 2016, approximately 19.9% of our outstanding shares of common stock was held by our officers, directors, beneficial owners of 5% or more of our securities and their respective affiliates, which adversely affects the liquidity of the trading market for our common stock, in as much as federal securities laws restrict sales of our shares by these shareholders. If our affiliates continue to hold their shares of common stock, there will be limited trading volume in our common stock, which may make it more difficult for investors to sell their shares or increase the volatility of our stock price.

The price of AxoGen’s common stock could be highly volatile due to a number of factors, which could lead to losses by investors and costly securities litigation.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AXGN.”  The stock market in general, and the market for medical device companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The trading price of our common stock has experienced substantial volatility and is likely to continue to be highly volatile in response to a number of factors including, without limitation, the following:

•	limited daily trading volume resulting in the lack of a liquid market;
•	fluctuations in price and volume due to investor speculation and other factors that may not be tied to the financial performance of AxoGen;
•	performance by AxoGen in the execution of its business plan;
•	financial viability;
•	actual or anticipated variations in our operating results;
•	announcements of developments by us or our competitors;
•	market conditions in our industry;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	adoption of new accounting standards affecting our industry;
•	additions or departures of key personnel;
•	introduction of new products by us or our competitors;
•	sales of our common stock or other securities in the open market;
•	regulatory developments in both the United States and foreign countries;
•	performance of products sold and advertised by licensees in the marketplace;
•	economic and other external factors;
•	period-to-period fluctuations in financial results; and
•

other events or factors, including the other factors described in this “Risk Factors” section and in the “Risk Factor” sections incorporated by reference into this prospectus supplement, many of which are beyond our control.

We do not anticipate paying any cash dividends in the foreseeable future.

The operation and expansion of our business will continue to require substantial resources. In addition, our Term Loan Agreement with Three Peaks places certain restrictions on our ability to pay dividends. Accordingly, we do not anticipate that we will pay any cash dividends on our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares of common stock, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Anti-takeover provisions in Minnesota law may deter acquisition bids for us that you might consider favorable.

We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act (the “MBCA”). These provisions may discourage a negotiated acquisition or unsolicited takeover of us and deprive our shareholders of an opportunity to sell their common stock at a premium over the market price.

In general, Section 302A.671 of the MBCA provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 of the MBCA prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our Board of Directors consisting of all of its disinterested directors (excluding current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

If a tender offer is made for our common stock, Section 302A.675 of the MBCA precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of our Board of Directors consisting of all of its disinterested directors (excluding its current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and may not use the proceeds effectively.

We currently anticipate that the net proceeds from this offering will be used for general working capital purposes and expanded development of nerve repair markets and products. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree, and the proceeds may not be invested in a manner that yields a favorable or any return.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our share price could decline.

The offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of June 30, 2016, investors purchasing common stock in this offering will incur immediate and substantial dilution of $           per share, based on the offering price of $            per share. In addition to this offering, subject to market conditions and other factors, we could pursue raising additional funds in the future, as we continue to build our business and to repay outstanding debt. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, will also result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

Future sales of shares of our common stock, including by us or our directors, executive officers and beneficial owners of 5% or more of our securities and their respective affiliates, following the expiration or early release of the lock-up or shares issued upon the exercise of currently outstanding options could cause the market price of our common stock to drop significantly, even if our business is doing well.

A substantial portion of our outstanding common stock can be traded without restriction at any time. Further, some of our shares are currently restricted from resale as a result of securities laws, but will be able to be sold, subject to any applicable volume limitations under federal securities laws with respect to affiliate sales, in the near future. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. In addition, we have a significant number of shares that are subject to outstanding options. The exercise of these options and the subsequent sale of the underlying common stock could cause a further decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In connection with this offering, we and our directors, executive officers and certain beneficial owners of 5% or more of our securities and their respective affiliates have entered into lock-up agreements for a period of 90 days, subject to certain exceptions, following this offering. We and our directors, executive officers and beneficial owners of 5% or more of our securities and their respective affiliates subject to such lock-up agreements may be released from lock-up prior to the expiration of the lock-up period at the sole discretion of JMP Securities LLC. Upon expiration or earlier release of the lock-up agreements described in the “Underwriting” section of this prospectus supplement, we and our directors, executive officers and beneficial owners of 5% or more of our securities and their respective affiliates may sell securities into the market, which could adversely affect the market price of shares of our common stock. We cannot predict the size of future issuances or the effect, if any, that this offering or any future issuances may have on the market price for our common stock.

In addition, as of June 30, 2016, holders of an aggregate of 7,429,323 shares of our common stock have rights, subject to certain conditions and the lock-up described above, to require us to file registration statements covering their shares of our common stock or to include their shares of our common stock in registration statements that we may file for ourselves or other shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents the Company has filed with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may concern possible or anticipated future results of operations or business developments. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources or operating performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business and its market, particularly those discussed in the risk factors and cautionary statements in the Company’s filings with the SEC, including as described in “Risk Factors” contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and in our most recent Annual Report on Form 10-K for the year ended December 31, 2015, as well as any amendments thereto reflected in subsequent filings with the SEC.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and the Company assumes no responsibility to update any forward-looking statements except as required by law.

CAPITALIZATION AND INDEBTEDNESS

The following table describes our unaudited cash and cash equivalents, the current portion of liabilities and total capitalization as of June 30, 2016:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the sale of the        shares of common stock offered by us hereby, as set forth on the cover page of this prospectus supplement after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with the “Use of Proceeds” section as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus and, in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

	As of June 30, 2016
	Actual	As Adjusted
	(unaudited, in thousands, except share and per share data)
Cash and cash equivalents	$18,273	$
Total current liabilities	$3,922	$
Long-term debt (1)	$24,952	$
Shareholders’ equity (deficit):
Common stock, $0.01 par value; 50,000,000 shares authorized, 30,128,099 shares issued and outstanding (2)	301
Additional paid-in capital (3)	112,443
Accumulated deficit	(109,951)
Total shareholders’ equity (deficit)	2,793
Total capitalization	$27,745	$

(1)

On November 12, 2014, we entered into the Term Loan Agreement and the Revenue Interest Agreement with Three Peaks.  The Term Loan Agreement, under which we borrowed $25 million, has a six year term and requires interest only payments and a final principal payment due at the end of the term.  Interest is payable quarterly at 9.00% per annum plus the greater of LIBOR or 1.0% which as of June 30, 2016 and December 31, 2015 resulted in a 10% rate. The Revenue Interest Agreement is for a period of ten years. Royalty payments are based on a royalty rate of 3.75% of revenues up to a maximum of $30 million in revenues in any 12 month period.

(2)

AxoGen had 30,128,099 shares issued and outstanding on June 30, 2016, excluding: (i) 44,843 shares of common stock issuable upon the exercise of a warrant outstanding as of June 30, 2016 at an exercise price of $2.23, (ii) 3,571,509 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2016 at a weighted average exercise price of $3.69 per share and (iii) 1,319,915 shares of common stock available for future issuance as of June 30, 2016 under our AxoGen 2010 Stock Incentive Plan.

(3)	Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or the warrant described above.

(4)	Represents additional paid-in capital, net of estimated issuance costs of $ .

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from the sale of shares of common stock in this offering will be approximately $        million ($        million if the underwriters exercise their option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general working capital purposes and expanded development of nerve repair markets and products. Our management will retain broad discretion over the allocation of the net proceeds from the sale of the common stock. We have no current understandings, agreements or commitments for any material acquisitions.

Therefore, investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, our cash needs, the rate of adoption of our products by the medical community and the efficiency of our product development. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree, and the proceeds may not be invested in a manner that yields a favorable or any return.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “AXGN.”  On October 5, 2016, the last reported closing sale price of the Company’s common stock on the NASDAQ Capital Market was $8.45 per share.  As of October 5, 2016, we had 30,209,036 shares of our common stock issued and outstanding, held by approximately 281 holders of record.

The following table sets forth, for each of the calendar periods indicated, the range of the high and low closing sales prices per share for of the Company’s common stock on the NASDAQ Capital Market.

	Share Prices
	High	Low
Year Ending December 31, 2016
First Quarter	$5.44	$4.61
Second Quarter	$6.88	$5.15
Third Quarter	$9.36	$6.49
Fourth Quarter (through October 5, 2016)	$8.92	$8.43
Year Ended December 31, 2015
First Quarter	$4.10	$3.13
Second Quarter	$3.57	$3.02
Third Quarter	$5.60	$3.16
Fourth Quarter	$5.64	$4.04
Year Ended December 31, 2014
First Quarter	$4.86	$2.87
Second Quarter	$3.08	$2.32
Third Quarter	$2.74	$2.15
Fourth Quarter	$3.85	$2.40

We currently intend to retain earnings, if any, to finance the growth and development of our business, and do not expect to pay any cash dividends to its shareholders in the foreseeable future. In addition, our Term Loan Agreement with Three Peaks places certain restrictions on our ability to pay dividends.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock.

Our net tangible book value as of June 30, 2016 was approximately $2.0 million, or $0.07 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities less the contingent consideration from our total tangible assets, which is total assets less intangible assets and goodwill, and dividing this amount by the number of shares of common stock outstanding.

After giving effect to the sale of         shares of our common stock at the offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2016 would have been $        million, or $         per share of common stock. This represents an immediate increase in the net tangible book value of $        per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $        per share to new investors.

The following table, in conjunction with the preceding paragraph, illustrates this per share dilution:

Public Offering price per share			$
Net tangible book value per share as of June 30, 2016		$0.07
Increase per share attributable to new investors	$
As adjusted net tangible book value per share after this offering			$
Net dilution per share to new investors			$

Information in the above table is based on 30,128,099 shares outstanding on June 30, 2016, and excludes:

•	44,843 shares of common stock issuable upon the exercise of a warrant outstanding as of June 30, 2016 at an exercise price of $2.23;

•	3,571,509 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2016 at a weighted average exercise price of $3.69 per share; and

•	1,319,915 shares of common stock available for future issuance as of June 30, 2016 under our AxoGen 2010 Stock Incentive Plan.

If the underwriters exercise their option to purchase         additional shares of our common stock in full in this offering, the as adjusted net tangible book value after the offering would be $        per share, the increase in as adjusted net tangible book value per share to existing shareholders would be $        per share and the net dilution per share to new investors would be $        per share.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

Net dilution per share to new investors is determined by subtracting as-adjusted net tangible book value per share after this offering from the offering price per share. If any shares are issued in connection with outstanding options, you will experience further dilution.

Certain of our directors and executive officers have indicated an interest to purchase an aggregate of up to $450,000 in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, such existing shareholders may determine to increase or reduce the amount of their respective indications of interest, or otherwise elect not to purchase any shares. It is also possible that the number of shares, if any, allocated to such shareholders in the offering may be smaller than the amount of their respective indications of interest. Any allocation of shares in the offering to such existing shareholders will be made at our direction.

DESCRIPTION OF COMMON STOCK

General

The following description does not purport to be complete and is subject in all respects to applicable Minnesota law and to the provisions of the AxoGen Amended and Restated Articles of Incorporation and bylaws, as amended to the date of this prospectus. AxoGen shareholders are urged to read the Amended and Restated Articles of Incorporation and bylaws for a more complete description of these provisions and other information that may be important to AxoGen shareholders.

Capital Stock

AxoGen’s authorized capital stock consists of 50,000,000 shares, par value $0.01 per share. The authorized capital stock is divisible into the classes and series, has the designation, voting rights, and other rights and preferences and is subject to the restrictions that the AxoGen Board of Directors may from time to time establish. Unless otherwise designated by the AxoGen Board of Directors, all shares are shares of common stock. The holders of shares of AxoGen common stock: (1) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the AxoGen Board of Directors; (2) are entitled to share ratably in all assets available for distribution to holders of AxoGen common stock upon liquidation, dissolution or winding up of its affairs; (3) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.

All shares of AxoGen common stock now outstanding are fully paid and nonassessable. The holders of shares of AxoGen common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of AxoGen’s directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

After consummation of this offering, AxoGen expects to have               shares of common stock outstanding, or                  shares of common stock outstanding if the underwriters exercise their option to purchase additional shares in full.

Wells Fargo Bank, N.A. is the transfer agent and registrar for AxoGen common stock.

Minnesota Anti-Takeover Laws

AxoGen is governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of AxoGen and deprive AxoGen security holders of an opportunity to sell their shares at a premium over the market price. In general, Section 302A.671 provides that a corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of the AxoGen Board of Directors consisting of all of its disinterested directors (excluding current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder. If a tender offer is made for AxoGen common stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a committee of the AxoGen Board of Directors consisting of all of its disinterested directors (excluding its current and former officers) approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

Trading

Our common stock currently trades on the NASDAQ Capital Market under the symbol “AXGN.” On October 5, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $8.45 per share.

UNDERWRITING

JMP Securities LLC is acting as the sole book-running manager of this offering and as the representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number of Shares of Common Stock
JMP Securities LLC
Dougherty & Company LLC

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by its counsel and to certain other conditions contained in the underwriting agreement. The underwriters are committed to purchase all of the shares of common stock offered by us (other than those covered by the underwriters’ option to purchase additional shares described below) if any such shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of                   additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriters’ initial amount reflected in the above table.

Commission and Expenses

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $          per share of common stock. After the initial offering, the public offering price, concession and or any other term of the offering may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and proceeds before expenses to us.  The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares in connection with this offering.

	Per Share of Common Stock	Total Without Exercise of Option	Total with Full Exercise of Option
Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            . We have agreed to reimburse the underwriters for certain out-of-pocket expenses not to exceed $150,000, including attorneys’ fees and expenses actually incurred.

Certain of our directors and executive officers have indicated an interest to purchase an aggregate of up to approximately $450,000 in shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, such directors and executive officers may determine to increase or reduce the amount of their respective indications of interest, or otherwise elect not to purchase any shares. It is also possible that the number of shares, if any, allocated to such directors and executive officers in the offering may be smaller than the amount of their respective indications of interest. Any allocation of shares in the offering to such directors and executive officers will be made at our direction. The underwriters will receive the same underwriting discount on any shares purchased by such directors and executive officers as they will on any other shares sold to the public in this offering.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and certain beneficial owners of 5% or more of our securities have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

NASDAQ Capital Market Listing

The shares are listed on the NASDAQ Capital Market under the symbol “AXGN.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•

In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Capital Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Residents of Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the Company and the underwriters provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the shares will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey. The underwriters are being represented in connection with this offering by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

EXPERTS

The audited consolidated financial statements of AxoGen, Inc. and its subsidiary as of December 31, 2015 and 2014, and for each of the years then ended have been so incorporated by reference in this prospectus supplement and elsewhere in this registration statement in reliance upon the report of Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are only parts of a registration statement on Form S-3 (File No. 333-207829) that we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the SEC. Our website address is www.axogeninc.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and until the termination of this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016;
•

our Current Reports on Form 8-K filed with the SEC on February 29, 2016, March 14, 2016, March 18, 2016, May 31, 2016, July 6, 2016, July 11, 2016 and September 19, 2016 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

•

the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on August 6, 2013, including any amendments or reports filed for the purpose of updating such description.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed as follows:

AxoGen, Inc.

13631 Progress Boulevard, Suite 400

Alachua, Florida 32615

(386) 462-6800

PROSPECTUS

$100,000,000

Common Stock

This prospectus relates to offers and resales of up to $100,000,000 of shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities.

We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the common shares being offered.

Our common stock trades on the NASDAQ Capital Market under the symbol “AXGN.” On November 4, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $4.81 per share.

As of November 4, 2015, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $107,173,188, based on 29,885,688 shares of outstanding common stock, of which approximately 7,604,360 shares were held by affiliates, and a price of $4.81 per share, which was the last reported sale price of our common stock on The NASDAQ Capital Market on November 4, 2015.  Pursuant to General Instruction I.B.6 of Form S-3, during the prior 12 calendar month period that ends on and includes the date of this prospectus we have offered our common stock having a maximum aggregate offering price of $20,252,299. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our securities involves a high degree of risk. You should carefully review and consider the risks and uncertainties described under the heading “Risk Factors” on page 3 of this prospectus and in any applicable prospectus supplement, any free writing prospectus or any documents incorporated by reference.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities described in this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer our common stock in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated by reference herein as described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.” In this prospectus, unless the context specifically indicates otherwise, the terms “the Company,” “AxoGen,” “we,” “us” and “our” refer to AxoGen, Inc. and its subsidiaries.

ABOUT AXOGEN, INC.

We are a leading medical technology company dedicated to peripheral nerve repair. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body and their damage can result in the loss of muscle function and/or feeling.

Nerves can be damaged in a number of ways. When a nerve is cut due to a traumatic injury or surgery, functionality of the nerve may be compromised, causing the nerve to no longer carry the signals to and from the brain to the muscles and skin. This type of injury generally requires a surgical repair. The traditional gold standard has been to either suture the nerve ends together directly without tension or to bridge the gap between the nerve ends with a less important nerve surgically removed from elsewhere in the patient’s own body referred to as nerve autograft. In addition, compression on a nerve or blunt force trauma can cause nerve injuries that alter the signal conduction of the nerve and may require surgical intervention.

In order to improve the options available for the surgical repair and regeneration of peripheral nerves, AxoGen has developed and licensed regenerative medicine technologies. AxoGen’s innovative approach to regenerative medicine has resulted in first-in-class products that it believes are redefining the peripheral nerve repair market. AxoGen’s products offer a full suite of surgical nerve repair solutions including Avance® Nerve Graft, a proprietary off-the-shelf processed nerve allograft (human nerve tissue obtained from a donor) used for bridging severed nerves without the comorbidities associated with a nerve autograft additional surgical site, such as loss of feeling where the nerve was removed and potential pain at the donor site. The Company’s AxoGuard® line of products is made of porcine submucosa extracellular matrix, or ECM. AxoGuard® Nerve Connector is used as a coaptation aid to facilitate the tensionless repair of severed nerves, and

AxoGuard® Nerve Protector is used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

AxoGen’s products are used by surgeons during surgical interventions to repair a wide variety of nerve injuries throughout the body. These injuries range from a simple laceration of a finger to a complex brachial plexus injury (an injury to the network of nerves that originate in the neck) as well as nerve injuries caused by dental and other surgical procedures. Avance® Nerve Graft provides surgeons an implant with the micro-architecture of a human nerve. This structure is essential and allows for bridging nerve gaps or discontinuities up to 70mm in length. Additionally, Avance® Nerve Graft has product and sales synergies with AxoGuard® Nerve Protector and AxoGuard® Nerve Connector. AxoGuard® products provide the unique features of pliability, suturability, and translucence for visualization of the underlying nerve, while also allowing the patient’s own cells to incorporate into the extracellular matrix to remodel and form a tissue similar to the outermost layer of the nerve (nerve epineurium).

We have reported a net loss of approximately $17,710,000 and $14,557,000 for the years ended December 31, 2014 and 2013, respectively, and a net loss of approximately $9,745,000 and $11,219,000 for the nine months ended September 30, 2015 and 2014, respectively.

We were incorporated under the laws of Minnesota in 1977. Our principal executive offices are located at 13631 Progress Boulevard, Suite 400, Alachua, Florida 32615 and our telephone number is (386) 462-6800. Our website address is www.axogeninc.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC on March 5, 2015, as well as information incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any free writing prospectus, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). These forward-looking statements may concern possible or anticipated future results of operations or business developments. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources or operating performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business and its market, particularly those discussed in the risk factors and cautionary statements in the Company’s filings with the SEC, including as described in “Risk Factors” contained or incorporated by reference in this prospectus and in any related free writing prospectus and any applicable prospectus supplement, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and the Company assumes no responsibility to update any forward-looking statements except as required by law.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for continued product commercialization and marketing efforts, development of product pipeline, including product line extension, and for general corporate purposes, including working capital, acquisitions, capital expenditures and repayment of indebtedness.

Our management will retain broad discretion over the allocation of the net proceeds from the sale of the securities. We have no current understandings, agreements or commitments for any material acquisitions.

PLAN OF DISTRIBUTION

We may sell the securities, from time to time, to or through underwriters, dealers or agents, or directly to one or more purchasers pursuant to:

•	underwritten public offerings;
•	negotiated transactions;
•	block trades;
•

“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, at prevailing market prices; or

•	through a combination of these methods.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;
•

if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

•	the purchase price of the securities and the proceeds we will receive from the sale;
•

if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution, and by whom they are to be borne;

•	any delayed delivery arrangements;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts, commissions or commissions allowed or reallowed or paid to dealers;
•

the identity of any finders, if applicable, and the material relationships between such finders and AxoGen, Inc. (the "Registrant"), or the Registrant's officers, directors, principal shareholders, finders, promoters or underwriters; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold to a dealer as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter of the securities offered and sold.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

If indicated in the applicable prospectus supplement, we may authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer(s) must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AXGN.”

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Underwriters, dealers and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US), Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of AxoGen, Inc. and subsidiary as of December 31, 2014 and 2013, and for each of the years then ended have been incorporated by reference in this registration statement in reliance upon the report of Lurie, LLP (formerly known as Lurie Besikof Lapidus & Company, LLP), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements, annual, quarterly and special reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Our web site address is http://www.axogeninc.com.  The information on our web site, however, is not and should not be deemed to be, a part of this registration statement.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below and any future documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (other than information furnished to, and not filed with, the SEC) prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 5, 2015;
•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 28, 2015, filed with the SEC on April 15, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 5, 2015;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the SEC on August 6, 2015;
•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 5, 2015;
•

our Current Reports on Form 8-K filed with the SEC on February 4, 2015, February 4, 2015, February 5, 2015, March 13, 2015, April 22, 2015, June 19, 2015, August 6, 2015 (except with respect to Item 2.02 and Exhibit 99.1 furnished under Item 2.02 thereunder) and August 26, 2015; and

•	the description of our common stock our registration statement on Form 8-A filed with the SEC on August 6, 2013, including any amendments or reports filed for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address and telephone number:

AxoGen, Inc.
13631 Progress Boulevard, Suite 400
Alachua, Florida 32615
(386) 462-6800

Shares

AXOGEN, INC.

Common Stock

PROSPECTUS SUPPLEMENT

, 2016

JMP Securities

Dougherty & Company